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                                                                     Exhibit 5.1

                             Hogan & Hartson L.L.P.
                                 Columbia Square
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109

                                February 8, 2002

Board of Directors
Host Marriott Corporation
10400 Fernwood Road
Bethesda, Maryland  20817

Ladies and Gentlemen:

                  We are acting as counsel to Host Marriott Corporation, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the proposed public offering of up to 1,100,000 shares (together with the Rights (as defined below), the "Shares") of the Company's Common Stock, par value $.01 per share, by a shareholder of the Company (the "Selling Shareholder") and the associated rights to purchase shares of Series A Junior Participating Preferred Stock of the Corporation (the "Rights") to be issued pursuant to the Rights Agreement (as defined below). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1. An executed copy of the Registration Statement.

                  2. The Agreement to Issue Partnership Units, Hold Certain
                     Property and Maintain Certain Indebtedness, dated as of December 30, 1998 (the "Original Issuance Agreement"), by and among Host Marriott, L.P., Pacific Gateway, Ltd., Torrey Hotel Enterprises, Inc., Torrey Hotel Enterprises, Ltd., Interhotel Company, Ltd., Summit Resources, Ltd. and Douglas F. Manchester, as amended by a First Amendment to Agreement to Issue Partnership Units, Hold Certain Property and Maintain




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Board of Directors
Host Marriott Corporation
February 8, 2002
Page 2



                     Certain Indebtedness, dated as of June 15, 2001, by and among the Company and the parties to the Original Issuance Agreement (the Original Issuance Agreement, as so amended, the "Issuance Agreement").

                  3. The Amended and Restated Articles of Incorporation of the
                     Company and all Articles Supplementary to the Amended and Restated Articles of Incorporation of the Company (the "Articles"), as certified by the Department of Assessments and Taxation of the State of Maryland on January 28, 2002 and by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

                  4. The Bylaws of the Company, as amended, as certified by the
                     Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

                  5. The Rights Agreement, dated as of November 23, 1998,
                     between the Company and Bank of New York, as rights agent (the "Rights Agent"), and Amendment No. 1 to Rights Agreement, dated as of December 18, 1998, between the Company and the Rights Agent (collectively, the "Rights Agreement").

                  6. Certain resolutions of the Board of Directors of the
                     Company adopted at a special meeting of the Board held on November 23, 1998, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the execution of the Rights Agreement.

                  7. Certain resolutions of the Board of Directors of the
                     Company adopted at a special meeting of the Board held on December 18, 1998, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, approval of the execution of Amendment No. 1 to Rights Agreement.





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Board of Directors
Host Marriott Corporation
February 8, 2002
Page 3


                  8. Certain resolutions of the Board of Directors of the
                     Company adopted at a meeting of the Board held on May 17, 2001, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the issuance and registration of the Shares.

                  In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).

                  For purposes of this opinion letter, we have also assumed that
(i) the Rights Agent has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Rights Agreement, (ii) the Rights Agent has duly authorized, executed and delivered the Rights Agreement, (iii) the Rights Agent is validly existing and in good standing in all necessary jurisdictions, (iv) the Rights Agreement constitutes a valid and binding obligation, enforceable against the Rights Agent in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Rights Agreement and (vi) with respect to the dividend declared to distribute the Rights under the Rights Agreement, the Company complied with the applicable sections of Maryland General Corporation Law concerning the funds from which dividends may be paid and the solvency of the Company before and after giving effect thereto. In addition, we have assumed that the Shares will not be issued in violation of the ownership limit contained in the Articles. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Maryland General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.




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Board of Directors
Host Marriott Corporation
February 8, 2002
Page 4


                  Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued and delivered in the manner and on the terms described in the Issuance Agreement, the Shares will be validly issued, fully paid and nonassessable.

                  The opinion set forth above, insofar as it relates to the Rights, is limited to the valid issuance of the Rights under Maryland General Corporation Law.

                  This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                      Very truly yours,

                                                      /s/ HOGAN & HARTSON L.L.P.

                                                      HOGAN & HARTSON L.L.P.